UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 28, 2015 (July 27, 2015)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

As previously disclosed by Magnum Hunter Resources Corporation (“Magnum Hunter” or the “Company”) in its public filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the SEC on May 11, 2015, on March 30, 2015 the Company entered into a letter agreement (the “March 2015 Letter Agreement”) with Eureka Hunter Holdings, LLC (“Eureka Hunter Holdings”) and MSIP II Buffalo Holdings, LLC (“MSIP II BH”), an affiliate of Morgan Stanley Infrastructure II Inc.  Pursuant to the March 2015 Letter Agreement, the parties agreed, among other things, that MSIP II BH would make a capital contribution in cash to Eureka Hunter Holdings of approximately $37.8 million (the “Additional Contribution”) by no later than March 31, 2015 (and it subsequently did make such capital contribution), in exchange for additional Series A-2 Units in Eureka Hunter Holdings, which Additional Contribution was used to fund certain additional capital expenditures of Eureka Hunter Pipeline and for certain other uses.

Pursuant to the March 2015 Letter Agreement, the parties further agreed that the Company has the right, in its discretion, to fund as a capital contribution to Eureka Hunter Holdings, all or a portion (in specified minimum amounts) of its pro rata share of the Additional Contribution, which pro rata share equals approximately $18.7 million (the “MHR Additional Contribution Component”), in exchange for additional Series A-1 Units in Eureka Hunter Holdings at a specified price per unit.  The March 2015 Letter Agreement specified that the Company’s deadline for funding the MHR Additional Contribution Component was June 30, 2015 (the “MHR Contribution Deadline).

On July 27, 2015, the Company entered into an additional letter agreement (the “July 2015 Letter Agreement”) with Eureka Hunter Holdings and MSIP II BH, effective as of June 30, 2015, pursuant to which the parties agreed, subject to certain conditions, to extend the MHR Contribution Deadline to the earlier of (i) September 30, 2015 or (ii) the day immediately preceding the date on which the Company disposes, in a sale transaction or otherwise, its equity ownership interest in Eureka Hunter Holdings.  See Item 8.01 of this Current Report on Form 8-K for a discussion regarding the Company’s decision to sell 100% of its current equity ownership interest in Eureka Hunter Holdings.

The foregoing description of the July 2015 Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, a copy of which is attached hereto as Exhibit 2.1. A copy of the March 2015 Letter Agreement was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2015.

Item 8.01                                           Other Events.

As previously disclosed by the Company in its public filings with the SEC, Magnum Hunter continues to actively pursue certain potential liquidity enhancing transactions.  One of the potential liquidity enhancing transactions previously disclosed as being actively pursued by Magnum Hunter is the sale by the Company of 100% of its current equity ownership interest in Eureka Hunter Holdings. The Company currently owns approximately 45.53% of the equity in Eureka Hunter Holdings. This potential transaction would allow Magnum Hunter to restructure its balance sheet and dramatically improve its current liquidity position.

While Magnum Hunter is in active discussions with certain interested parties regarding a potential sale (the “Sale”) by the Company of 100% of its current equity ownership interest in Eureka Hunter Holdings, the Company cannot provide assurance as to whether or when it will be able to consummate the Sale or any of the other liquidity enhancing transactions that the Company is currently pursuing, or, if the Sale or other liquidity enhancing transactions are consummated, whether they will be on the terms contemplated or will provide Magnum Hunter with sufficient liquidity to meet its cash flow needs or maintain compliance with the financial and other covenants in Magnum Hunter’s debt agreements.

Item 9.01                                           Financial Statements and Exhibits.

Exhibit Number	Description
2.1	Letter Agreement, dated July 27, 2015, by and among Eureka Hunter Holdings, LLC, Magnum Hunter Resources Corporation and MSIP II Buffalo Holdings, LLC.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: July 28, 2015	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Letter Agreement, dated July 27, 2015, by and among Eureka Hunter Holdings, LLC, Magnum Hunter Resources Corporation and MSIP II Buffalo Holdings, LLC.